Exhibit 4.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Cardiff Lexington Corporation Entity or Nevada Business Identification Number (NVID): NV20212069394
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series Y Senior Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Bdqshtbb` sd neCdrhfm shnm `mc @ dmcl dmssn Cdrhfm shnmnmkx(	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series Y Senior Convertible Preferred Stock with powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Cate of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] CEO Signature of Officer Cate: 05/13/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

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EXHIBIT A

CARDIFF LEXINGTON CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES Y SENIOR CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Cardiff Lexington Corporation, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board”) has adopted the following resolution creating the following series of the Corporation’s preferred stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and the authority vested in the Board, a series of preferred stock is hereby created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Amended and Restated Articles of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Dividend Payment Date” means December 1, March 1, June 1 and September 1 of each year the shares of Series Y Preferred Stock are outstanding.

“Event of Default” means the happening of any of the following events:

(a) Any representation or warranty made or deemed made by the Corporation or any of its subsidiaries in any Related Agreement to which it is a party or any certificate or document delivered by it pursuant thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) The Corporation shall fail to declare or pay any dividends in accordance with Section 4 hereof or any failure or default shall be made in the payment or distribution on any Series Y Preferred Stock, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, in each case for any reason whatsoever and, solely with respect to any failure to declare or pay any dividends in accordance with Section 4, such failure shall continue unremedied for a period of five (5) Business Days;

(c) Any failure or default shall be made in the due observance or performance by the Corporation or any of its subsidiaries of any covenant, condition or agreement contained herein or in any other Related Agreement to which it is a party and such failure or default shall continue unremedied for a period of forty-five (45) days after the notice thereof;

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(d) The Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(e) Any unpaid money judgment, writ or similar process shall be entered or filed against the Corporation or any subsidiary of the Corporation or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days unless otherwise consented to by the Requisite Holders; or the settlement of any claim or litigation, creating an obligation on the Corporation in amount over $500,000 that remains unpaid after forty five (45) days;

(f) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; provided that with respect to any such proceedings that are involuntary, the Corporation shall have a sixty (60) day cure period in which to have such involuntary proceedings dismissed;

(g) The Corporation shall fail to maintain the listing or quotation of the Common Stock on the OTC Pink or a national securities exchange and the Corporation does not cure such failure within one-hundred twenty (120) days;

(h) Any dissolution, liquidation, or winding up of the Corporation or any substantial portion of its business;

(i) Any cessation of operations by the Corporation or the Corporation admits it is otherwise generally unable to pay its debts as such debts become due; provided, however, that any disclosure of the Corporation’s ability to continue as a “going concern” shall not be an admission that the Corporation cannot pay its debts as they become due;

(j) Any court of competent jurisdiction issues an order declaring this Certificate of Designation, any of the other Related Agreements or any provision hereunder or thereunder to be illegal, exclusive of the execution of the Related Agreements or the transactions and acts contemplated herein; or

(k) If, at any time on or after the issuance date of any Series Y Preferred Stock, the holder of such shares is unable to obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to such holder, such holder’s brokerage firm (and respective clearing firm), and the Corporation’s transfer agent in order to facilitate such holder’s conversion of such Series Y Preferred Stock into free trading Common Stock pursuant to Rule 144, so long as the requirements of Rule 144 are met.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations of such Person as an account party in respect of letters of credit, and (i) any merchant cash advance transaction.

“Liquidation Event” means any (a) liquidation, dissolution or winding up of the affairs of the Corporation or any of its subsidiaries, whether voluntary or involuntary; or (b) unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event, (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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“Listing Date” means the date that the Common Stock commences trading on a national stock exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier).

“Person” means natural persons, companies, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Related Agreements” means this Certificate of Designation, the Corporation’s Bylaws, the Securities Purchase Agreement, any other documents or instruments executed and delivered in connection with any of the foregoing.

“Requisite Holders” means the holders of a majority of Series Y Preferred Stock at the time outstanding, which majority must include Leonite Capital, LLC so long as Leonite Capital, LLC holds any shares of Series Y Preferred Stock.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 13, 2024, by and between the Company and any purchaser of Series Y Preferred Stock.

“Series A Preferred Stock” means the Corporation’s Series A Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series B Preferred Stock” means the Corporation’s Series B Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series C Preferred Stock” means the Corporation’s Series C Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series E Preferred Stock” means the Corporation’s Series E Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series F-1 Preferred Stock” means the Corporation’s Series F-1 Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series I Preferred Stock” means the Corporation’s Series I Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series J Preferred Stock” means the Corporation’s Series J Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series L Preferred Stock” means the Corporation’s Series L Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series N Preferred Stock” means the Corporation’s Series N Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Series R Preferred Stock” means the Corporation’s Series R Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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“Series X Preferred Stock” means the Corporation’s Series X Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

Section 2. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the “Series Y Senior Convertible Preferred Stock,” par value $0.001 per share (the “Series Y Preferred Stock”). The number of shares constituting such series shall be 1,000,000. The stated value of the each share of Series Y Preferred Stock is $4.00 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series Y Preferred Stock, the “Stated Value”).

Section 3. Ranking. The Series Y Preferred Stock shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, be deemed to rank:

(a) senior to all Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F-1 Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series N Preferred Stock, Series R Preferred Stock, Series X Preferred Stock and to each other class or series of capital stock of the Corporation that is established after the date hereof that is not expressly made senior to or on parity with the Series Y Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation (the “Junior Securities”);

(b) subject to Section 6, on parity with each class or series of capital stock of the Corporation that is established after the date hereof and that is not expressly subordinated or made senior to the Series Y Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof differ from those of the Series Y Preferred Stock (the “Parity Securities”); and

(c) subject to Section 6, junior to all each class or series of capital stock of the Corporation that is established after the date hereof that is expressly made senior to the Series Y Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation (the “Senior Securities”).

Section 4. Dividends.

(a) From and after the date of the issuance of any shares of Series Y Preferred Stock, dividends at the rate per annum of ten percent (10%) of the Stated Value, subject to adjustment as provided herein (the “Stated Dividend Rate”), shall accrue on such Series Y Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Y Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing Dividends shall be payable quarterly in arrears on each Dividend Payment Date. Any calculation of the amount of Accruing Dividends shall be made based on a 365-day year and the actual number of days elapsed, to the extent permitted by law. Accruing Dividends shall be payable, on each Dividend Payment Date, in cash or Common Stock at the Corporation’s discretion; provided that the Corporation may only pay Accruing Dividends in Common Stock if such Common Stock is free-trading, freely transferable, and does not contain a legend (or be subject to stop transfer or similar instructions) restricting the resale or transferability thereof. Accruing Dividends payable in Common Stock shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the Common Stock on the Corporations’s principal trading market (“VWAP”) during the five (5) trading days immediately prior to the applicable Dividend Payment Date.

(b) Except with respect to the Series N Preferred Stock, Series R Preferred Stock and Series X Preferred Stock, the Corporation shall not declare, pay or set aside any dividends on Junior Securities unless such dividends are paid out of the Corporation’s cash flow from operations (as defined in U.S. Generally Accepted Accounting Principles) and the Corporation shall not declare, pay or set aside any dividends on Junior Securities, except with respect to the Series N Preferred Stock, Series R Preferred Stock and Series X Preferred Stock, from and during the continuance of an Event of Default. The holders of Series Y Preferred Stock shall not be entitled to participate in any dividend or other distribution made on the Common Stock unless and until the Series Y Preferred Stock is converted in accordance with this Certificate of Designation and then only in connection with dividends or other distributions having a record date that occurs from or after such conversion; provided, however, that the Corporation shall provide written notice to the holders of Series Y Preferred Stock no less than ten (10) days prior to the record date for any dividend or other distribution made on the Common Stock. However, in no event, shall the Corporation declare any dividend on the Common Stock if such dividend would impair the ability of the Corporation to pay any dividends due on any Series Y Preferred Stock.

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(c) If and for so long as any Event of Default occurs and is continuing, then the Stated Dividend Rate, as adjusted and in effect at the time of any such Event of Default, shall automatically increase by five percent (5%) per annum, commencing as of the date of such Event of Default.

Section 5. Liquidation Preference.

(a) Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation Event, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any Liquidation Event, each holder of outstanding Series Y Preferred Stock shall be entitled to receive an amount of cash equal to the greater of (i) the Stated Value, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders or (ii) such amount per share as would have been payable had all shares of Series Y Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such Liquidation Event. If, upon any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series Y Preferred Stock shall be insufficient to pay in full the preferential amount payable to the holders of the Series Y Preferred Stock as described in this Section 5(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation Event, then such assets, or the proceeds thereof, shall be distributed among the holders of Series Y Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series Y Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

(b) Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation Event, after payment shall have been made in full to the holders of the Series Y Preferred Stock in accordance with this Section 3, the holders of any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series Y Preferred Stock shall not be entitled to share therein or have any other right or claim to such assets.

(c) Written notice of any such Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid or by electronic mail, not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series Y Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

Section 6. Voting Rights. The Series Y Preferred Stock shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as set forth in this Section 6 or as otherwise provided by the Amended and Restated Articles of Incorporation or Bylaws of the Corporation, or the Nevada Revised Statutes. Notwithstanding the foregoing, so long as any shares of Series Y Preferred Stock are outstanding, the affirmative vote of the Requisite Holders, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required (a) for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation, (b) prior to the Corporation’s issuance of additional shares of Series Y Preferred Stock, and (c) prior to the Corporation’s creation or issuance of any securities of the Corporation that are not subordinate to the Series Y Preferred Stock or new Indebtedness, provided that the consent of the Requisite Holders shall not be required if, and so long as, the proceeds resulting from the issuance of such securities or new Indebtedness are used to redeem in full, and only in full, the outstanding Series Y Preferred Stock.

Section 7. Conversion.

(a) Commencing on the first anniversary of the Listing Date, or earlier upon the Corporation’s written consent, each share of Series Y Preferred Stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time after the issuance of such share, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the whole share) determined by dividing the Stated Value, plus the value of the accrued, but unpaid, dividends thereon, by a conversion price equal to the lowest VWAP of the five (5) trading days prior to the Conversion Date (as defined below) (the “Conversion Price”).

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(b) If the Company or any Subsidiary thereof, as applicable, at any time on and after the date that the first share of Series Y Preferred Stock is issued (the “Original Issue Date”) by the Company and until no shares of Series Y Preferred Stock remain outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(b) in respect of an Exempt Issuance. The Company shall notify the holder, in writing, no later than the Business Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the holder is entitled to receive a number of shares of Common Stock upon conversion based upon the Base Share Price regardless of whether the holder accurately refers to the Base Share Price in the Notice of Exercise. For purposes of this Section 7(b), “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; and “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company or consultants to the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d), shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Company, (e) shares of Common Stock, options or convertible securities issued to in connection with the provision of goods pursuant to transactions approved by a majority of the disinterested directors of the Company and (f) shares of Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, investor relations, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of the Company.

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(c) The holders of Series Y Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series Y Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, if any, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable after the Conversion Date, but not later than three (3) Business Days thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a notification of book entry for the full number of shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a stockholder of record on the Conversion Date. Provided that the Corporation is participating in the Depository Trust Company’s Fast Automated Securities Transfer program, upon request of any holder of outstanding Series Y Preferred Stock, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to such holder by crediting the account of such holder’s Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system.

(d) No fractional shares of Common Stock or scrip shall be issued upon conversion of Series Y Preferred Stock. Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the Series Y Preferred Stock will be rounded up to the next whole share.

(e) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of Common Stock on conversion of the Series Y Preferred Stock pursuant hereto.

(f) The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued Common Stock as may be required to effect conversions of the Series Y Preferred Stock.

(g) The Corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series Y Preferred Stock against impairment.

(h) All Common Stock which may be issued upon conversion of the Series Y Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(i) In no event shall the holder of any Series Y Preferred Stock be entitled to convert any number of shares of Series Y Preferred Stock that upon conversion the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than Common Stock which may be deemed beneficially owned through the ownership of any unconverted Series Y Preferred Stock, or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the Series Y Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding Common Stock of the Corporation. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, amended, and Regulations 13D-G thereunder. However, the limitations on conversion or exercise detailed herein, may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, not less than sixty-one (61) days’ prior notice to the Corporation, and the provisions of the limitations herein shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

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Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series Y Preferred Stock hereunder shall be in writing and delivered by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89169, attention Chief Financial Officer, e-mail address investorrelations@cardifflexington.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder at the facsimile number, e-mail address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Status of Converted or Redeemed Preferred Stock. If any shares of Series Y Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series Y Preferred Stock.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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